News Release
FOR IMMEDIATE RELEASE

At Nextest Systems Corporation:
So-Yeon Jeong
408.817.7276
sjeong@nextest.com

Nextest Announces Fourth Quarter and Fiscal Year 2007 Results

San Jose, California (August 9, 2007) Nextest Systems Corporation (NASDAQ: NEXT), a leader in the manufacture of automatic test equipment (ATE) for low-cost semiconductor manufacturing, today reported financial results for its fiscal fourth quarter ended June 30, 2007.

Revenue for the quarter ended June 30, 2007 was $13,780,000, down 35 percent from the March 2007 quarter revenue of $21,152,000 and down 47 percent from the June 2006 quarter revenue of $26,069,000. Net loss for the quarter was $641,000, or $0.04 per diluted share, compared with net income of $1,459,000 or $0.08 per diluted share in the March 2007 quarter. Net income for the June 2006 quarter was $4,596,000 or $0.24 per diluted share.

New orders for the quarter were $15.8 million. Backlog at the end of June 2007 was $19.5 million.

For the fiscal year ended June 30, 2007, revenue was $79,721,000, down 9 percent compared with $87,669,000 in the preceding fiscal year. Net income available to common stockholders for the fiscal year 2007 was $7,817,000, or $0.42 per diluted share, compared with net income available to common stockholders of $3,335,000, or $0.27 per diluted share in the fiscal year 2006, which included accretion of the then-outstanding Series B preferred stock in the amount of $7,753,000.

Robin Adler, chairman and CEO of Nextest, commented, “Adverse market conditions have challenged the profitability of our flash memory customers in the first half of 2007, leading to reduced or delayed investments in additional test capacity, and the loss we reported in the June quarter.  Looking forward to the second half, the outlook in flash memory and in other markets we serve is improving.  Flash pricing has firmed, bits are continuing to grow sharply, and customers are responding by adding capacity.  All of this bodes well for the company and we expect to be profitable in the September quarter.”

First Quarter Fiscal 2008 Outlook

Net revenue in the first quarter of fiscal 2008 is expected to be between $18 million and $22 million, with earnings per diluted share between $0.03 and $0.09. The fully diluted share count is estimated to be approximately 19 million at the end of the first quarter.

Conference Call/Webcast

Nextest Systems Corporation will be conducting its conference call today, August 9, 2007, at 2:00 p.m. Pacific Time. The call will be simultaneously webcast at www.nextest.com (click on "Investors"). A replay will be available for two weeks via telephone starting approximately two hours after the completion of the call. The replay may be accessed by calling 888-286-8010 in the US and Canada, or 617-801-6888 outside the US and Canada, and entering conference code 24271676, or by visiting www.nextest.com and clicking on "Investors" for a link to the replay. The replay will be available via telephone and website through August 23, 2007.

About Nextest Systems Corporation

Nextest Systems Corporation is a low-cost leader in the design and manufacture of automatic test equipment (ATE) for Flash memory and System-On-Chip semiconductors. Nextest’s products address the growing demand from manufacturers for ATE with increased throughput, functionality and reliability, while reducing time to market and cost of test. Nextest has shipped over 1,800 systems to more than 60 semiconductor companies worldwide. Further information is available at www.nextest.com.

Forward-looking Statements

The statements made in this press release, other than statements of historical facts, are forward-looking statements that involve risks and uncertainties. These statements include those relating the company's financial performance, products, customers, success of new products and business prospects. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "should," "expect," "anticipate," "intend," "plan," "believe," "estimate," "potential," or "continue," the negative of these terms or other comparable terminology. These statements involve a number of risks and uncertainties, including the cyclical nature of the semiconductor industry, the success of the market penetration of our products, our dependence on suppliers and subcontractors, the concentration of our customers and other risks and uncertainties. Nextest Systems Corporation does not intend to update or revise any forward-looking statements whether as a result of new developments or otherwise.

NEXTEST SYSTEMS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Quarter Ended			Fiscal Year Ended
	Jun. 30,	Mar. 24,	Jun. 24,	Jun. 30,	Jun. 24,
	2007	2007	2006	2007	2006

Net revenue	$13,780	$21,152	$26,069	$79,721	$87,669

Cost of revenue	6,705	10,375	11,844	37,636	42,161

Gross profit	7,075	10,777	14,225	42,085	45,508

Operating expenses:
Research and development	2,808	2,634	2,284	9,817	8,394
Sales, general and administrative	6,462	6,659	5,991	24,298	21,666

Total operating expenses	9,270	9,293	8,275	34,115	30,060

Income (loss) from operations	(2,195)	1,484	5,950	7,970	15,448

Interest and other income, net	945	835	936	3,419	1,248

Income (loss) before taxes	(1,250)	2,319	6,886	11,389	16,696

Income tax (provision) benefit	609	(860)	(2,290)	(3,572)	(5,608)

Net income (loss)	(641)	1,459	4,596	7,817	11,088

Accretion of Series B preferred stock redemption value	-	-	-	-	(7,753)

Net income (loss) available to common stockholders	$(641)	$1,459	$4,596	$7,817	$3,335

Basic net income (loss) per share
available to common shareholders:
Net income (loss) per common share, basic	$(0.04)	$0.08	$0.26	$0.44	$0.31
Weighted average number of shares used in
per share calculation, basic	17,755	17,659	17,450	17,630	10,883

Diluted net income (loss) per share
available to common shareholders:
Net income (loss) per common share, diluted	$(0.04)	$0.08	$0.24	$0.42	$0.27
Weighted average number of shares used in
per share calculation, diluted	17,755	18,780	18,775	18,786	12,141

Stock-based compensation expense is included in:
Cost of revenue	$59	$47	$49	$182	$188
Research and development	210	157	141	617	687
Sales, general and administrative	506	330	200	1,244	992
Total	$775	$534	$390	$2,043	$1,867

NEXTEST SYSTEMS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	Jun. 30,	Mar. 24,	Jun. 24,
	2007	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$54,916	$45,627	$68,667
Short-term investments	28,313	28,975	-
Accounts receivable, net	7,750	23,835	16,518
Inventory	25,312	21,345	26,099
Deferred tax assets	2,677	2,741	2,976
Restricted cash	212	-	-
Prepaid expenses, taxes and other current assets	6,154	1,873	1,118
Total current assets	125,334	124,396	115,378
Property and equipment, net	5,373	3,886	3,868
Restricted cash	5	217	317
Deferred tax assets	1,714	1,847	1,067
Other assets	289	594	466
Total assets	$132,715	$130,940	$121,096

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,920	$3,368	$2,585
Accrued liabilities	5,128	4,837	5,946
Deferred income	2,793	3,305	4,890
Income tax payable	1,265	1,956	1,163
Total current liabilities	14,106	13,466	14,584
Deferred income	310	307	458
Other liabilities	809	501	202
Total liabilities	15,225	14,274	15,244

Stockholders’ equity	117,490	116,666	105,852

Total liabilities and stockholders' equity	$132,715	$130,940	$121,096

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